Exhibit 1

ACSB Acquavella, Chiarelli, Shuster, Berkower & Co., LLP
517 Route One	1 Penn Plaza
Iselin, New Jersey 08830
732. 855.9600	New York, NY 10119
Fax:732.855.9559	212.786-7510
www.acsbco.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Asia Distribution Solutions Limited

We have audited the accompanying consolidated balance sheet of Asia Distribution Solutions Limited  (the “Company”) as of December 31, 2008 and 2007 and the related consolidated statement of operations and comprehensive loss, stockholders' equity (deficit) and cash flows for the year ended December 31, 2008 and 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2007 and the results of their operations and their cash flows for the year ended December 31, 2008 and 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred operating losses and has negative cash flows from operations for the year ended December 31, 2008 and 2007. These issues raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Acquavella, Chiarelli, Shuster, Berkower & Co., LLP

/s/ Acquavella, Chiarelli, Shuster, Berkower & Co., LLP
Certified Public Accountants

New York, N.Y.
May 6, 2010

ASIA DISTRIBUTION SOLUTIONS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2008	December 31, 2007
ASSETS

Current Assets

Cash	$126,593	$920,711
Accounts receivable, net	977,340	3,790
Inventory	708,600	27,458
Prepayment	16,423	-
Due from related party	1,199,478	215,094
Due from Director	10,688	-
Other receivables	242,390	720,463
Total Current Assets	3,281,512	1,887,516

Property, plant and equipment, net	29,929	47,231

Other Assets

Deposits	509,908	656,127
Goodwill	5,524,339	3,417,960
Intangible assets	184,331	254,253
Total Other Assets	6,218,578	4,328,340

	$9,530,019	$6,263,087

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$370,825	$390,200
Line of credit	632,614	-
Other payable	1,143,185	-
Income tax provision	6,007	3,903
Deferred revenue	66,019	21
Due to related party	1,658,658	114,264
Total Current Liabilities	3,877,309	508,388

Stockholders' Equity
Common stock, approximately $.01 par value, 100,000,000 shares authorized 31,969,358 and 30,676,000 shares issued and outstanding	637,780	612,385
Additional paid in capital	5,912,014	4,900,636
Share option reserve	227,224	227,224
Other comprehensive income (loss)	(219,874)	82,548
Accumulated deficit	(904,433)	(68,094)
Total Stockholders' Equity	5,652,711	5,754,699
	$9,530,019	$6,263,087

The accompanying notes are an integral part of these audited consolidated financial statements.

ASIA DISTRIBUTION SOLUTIONS LIMITED AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF OPERATIONS
DECEMBER 31, 2008 AND FOR THE PERIOD FROM APRIL 10, 2007 (DATE OF INCEPTION) TO DECEMBER 31, 2007

	December 31, 2008	December 31, 2007

Sales, net	$6,072,358	$54,660
Cost of sales	5,097,134	83,410
Gross profit (loss)	975,224	(28,750)

Selling, general and administrative expenses	1,350,715	114,564
Total operating expenses	1,350,715	114,564

Income (Loss) from operations	(375,491)	(143,314)

Other (Income) Expense
Interest expense	32,828	-
Impairment loss	244,897	213,613
Bank charge	371,705
Bad debt	62,464	80,385
Exchange difference	8,625	(32,463)
Other (income) expenses net	(376,426)	(336,755)
Total Other (Income) Expense	344,093	(75,220)

Income (loss) before income taxes	(719,584)	(68,094)

Provision for income taxes	116,755	-

Net Income (Loss)	$(836,339)	$(68,094)

Net income (loss) per share:
Basic	$(0.03)	$(0.01)

Diluted	$(0.03)	$(0.01)
Weighted average number of shares outstanding:
Basic	31,792,153	10,456,977

Diluted	31,792,153	10,456,977

The accompanying notes are an integral part of these audited consolidated financial statements.

ASIA DISTRIBUTION SOLUTIONS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
DECEMBER 31, 2008 AND FOR THE PERIOD FROM APRIL 10, 2007 (DATE OF INCEPTION) TO DECEMBER 31, 2007

			Additional	Other			Total
	Common Stock		Paid	Comprehensive	Option	Accumulated	Stockholders'
	Shares	Amount	in Capital	Income (Loss)	Reserve	Deficit	Equity

Balance as of April 10, 2007	-	$-	$-	$-	$-	$-	$-

Proceed from issuance of shares	3,110,000	63,401	1,254,436	-	-	-	1,317,837

Issuance of shares for acquisitions and related expenses	27,566,000	548,984	3,873,424				4,422,408

Net income for the year ended December 31, 2007	-	-	-	-	-	(68,094)	(68,094)

Options issuance	-	-	(227,224)	-	227,224	-	-

Other comprehensive gain	-	-	-	82,548	-	-	82,548

Balance as of December 31, 2007	30,676,000	612,385	4,900,636	82,548	227,224	(68,094)	5,754,699

Contribution to equity	-	-	21,556	-	-	-	21,556

Issuance of shares for acquisitions	754,358	14,838	713,179				728,017

Issuance of shares for inventory	539,000	10,557	276,643				287,200

Net loss for the year ended December 31, 2008	-	-	-	-	-	(836,339)	(836,339)

Other comprehensive gain	-	-	-	(302,422)	-	-	(302,422)

Balance as of December 31, 2008	31,969,358	$637,780	$5,912,014	$(219,874)	$227,224	$(904,433)	$5,652,711

The accompanying notes are an integral part of these audited consolidated financial statements.

ASIA DISTRIBUTION SOLUTIONS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
DECEMBER 31, 2008 AND FOR THE PERIOD FROM APRIL 10, 2007 (DATE OF INCEPTION) TO DECEMBER 31, 2007

	December 31, 2008	December 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$(836,339)	$12,291
Adjustments to reconcile net income to net cash used in operating activities:
Impairment loss	253,805	213,613
Bad debt	349,664
Depreciation	3,936	227
(Increase) / decrease in assets:
Accounts receivables	(731,433)	(36,076)
Inventory	(402,959)	(27,458)
Other receivables	(81,967)	47,093
Deposits and preapid expenses	(29,328)	-
Due from related party	(482,342)	(448,537)
Increase in liabilities:
Accounts payable and accrued expenses	623,205	323,676
Income tax payable	266,487	-
Deferred revenue	65,998	21
Due to related party	(212,287)	(179,074)
Total Adjustments	(377,221)	(106,515)

Net cash used in operations	(1,213,560)	(94,224)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(2,382)	-
Acquisition of subsidiaries, net of cash acquired	53,586	51,865
Net cash provided by investing activities	51,204	51,865

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	-	1,323,726
Contribution of capital	21,556	-
Proceeds from line of credit	632,614	-
Net cash provided by financing activities	654,170	1,323,726

Effect of exchange rate changes on cash and cash equivalents	(285,932)	(360,656)

Net decrease in cash and cash equivalents	(794,118)	920,711

Cash and cash equivalents, beginning balance	920,711	-

Cash and cash equivalents, ending balance	$126,593	$920,711

SUPPLEMENTAL DISCLOSURES:
Cash paid for:
Income tax payments	$-	$-

Non-cash financing and investing activities
Issuance of shares for acquisitions	$728,017	$4,416,519

Issuance of shares for inventory	$287,200	$-

The accompanying notes are an integral part of these audited consolidated financial statements.

ASIA DISTRIBUTION SOLUTIONS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2008

NOTE 1 - NATURE OF OPERATIONS

Asia Distribution Solutions Limited (“The Company” “ADSL”) is a Cayman Islands holding company formed in April 2007 and holds the following four groups of subsidiaries; Panda Express China Limited, Vitality Development Holdings Limited, Shanghai Run Ke Trading Co., Ltd. and Highland Mist Holdings, Ltd.  (“Group”).  The main country of operation is in the People's Republic of China (PRC).

Details of the subsidiaries are as follows:

		Equity Interest Held
Name of Company	Country of Incorporation/ Registration	Direct	Indirect

Panda Express China Limited	The British Virgin Island (BVI)	100%
Panda Xpress International Co., Pte. Ltd.	Republic of Singapore		100%
Shanghai Shen Xuan Food Manufacturing Co., Ltd. ("Shen Xuan")	The People's Republic of China ("PRC")		100%

Vitality Development Holdings Limited ("Vitality Development")	The British Virgin Island	100%

Shanghai Run Ke Trading Co., Ltd.	PRC	100%

Highland Mist Holdings, Ltd.	BVI	100%
Tropical Spendor Int'l Ltd.	BVI		100%
Cheng Du Li Yuan	PRC		100%

The ADSL Group provides distribution and manufacturing services for foreign and PRC companies to import and sell their branded beverage and food products in the PRC. The Group also provides procurement and logistic solutions to supermarkets, hotels and clubhouses, selected high-street restaurants and bars, cafes and bakeries, together with beverage wholesalers and retailers, generally referred to in the trade industry as on-premise or HORECA, (being hotel, restaurant and cafe) accounts.

The Group distributes a range of branded beverages, including Tiger and Heineken beers, Snapple’s fruit drinks, as well as bottling a range of non-alcoholic beverages for retailers’ own brands, including Dia (a subsidiary of Carrefour, France).

The business started in 1998 in Shanghai, the largest and fastest growing regional beverage market in China. The Group’s management has been able to quickly capture a large share of this rapidly growing market by supporting foreign brands (including Heineken and Tiger beers) that seek local distribution but are hindered by the range of complex regulations, diverse distribution networks, widely scattered consumer demand centers and a range of local taste preferences.

The Group offers customers comprehensive solutions in the area of distribution, procurement logistics and manufacturing for local and foreign companies participating in the packaged food and beverage market in the PRC. The Group provides a comprehensive range of services.

•	Importation and customs clearance assistance;
•	New product development;
•	Product sourcing and manufacturing;
•	Sales and marketing; and
•	Payment collection.

The Group has secured distribution agreements as a preferred supplier with Tiger Beer, Heineken Beer and Snapple (owned by Cadbury Schweppes).

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.  The functional currency of the Group are in Hong Kong Dollars (“HKD”), British Pound (“GBP”) and the Chinese Yuan Renminbi (“CNY”); however, the accompanying consolidated financial statements have been translated and presented in United States Dollars (“USD” or “$”).

Exchange Gain (Loss)

During the years ended the transactions of the Group were denominated in foreign currency and were recorded in HKD, GBP and CYN at the rates of exchange in effect when the transactions occur. Exchange gains and losses are recognized for the different foreign exchange rates applied when the foreign currency assets and liabilities are settled.

Translation Adjustment

During the year ended December 31, 2008 and 2007, the accounts of the Group were maintained, and its financial statements were expressed, in HKD, GBP and CYN. Such financial statements were translated into U.S. Dollars (USD) in accordance with Statement of Financial Accounts Standards (“SFAS”) No. 52, “Foreign Currency Translation,” (codified in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 830) with the CNY as the functional currency. According to the Statement, all assets and liabilities were translated at the current exchange rate, stockholder’s equity are translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, “Reporting Comprehensive Income” as a component of shareholders’ equity (codified in FASB ASC Topic 220).

Principles of Consolidation

The consolidated financial statements include the accounts of Asia Distribution Solutions, Limited and its wholly owned subsidiaries, collectively referred to within as “the Company”. All material intercompany accounts, transactions and profits have been eliminated in consolidation.

Revenue Recognition

The Company's revenue recognition policies are in compliance with SEC Staff Accounting Bulletin (SAB) 104 (codified in FASB ASC Topic 480). Sales revenue is recognized when the significant risks and rewards of the ownership of goods have been transferred to the buyers. No revenue is recognized if there are significant uncertainties regarding the recovery of the consideration due, the possible return of goods, or when the amount of revenue and the costs incurred or to be incurred in respect of the transaction cannot be measured reliably.

The Company’s standard terms are ‘FOB’ shipping point, with no customer acceptance provisions. No products are sold on consignment. Credit sales are recorded as trade accounts receivable and no collateral is required. Revenue from items sold through the Company’s retail location is recognized at the time of sale. The Company has established an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, historical trends, and other information. Delinquent accounts are written-off when it is determined that the amounts are uncollectible.  Revenues are recognized net of the amount of goods and services tax payable and net of value-added tax (“VAT”).

Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” (codified in FASB ASC Topic 740), which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that were included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (codified in FASB ASC Topic 740) on January 1, 2007. As a result of the implementation of FIN 48, the Company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48. As a result of the implementation of Interpretation 48, the Company recognized no material adjustments to liabilities or stockholders’ equity. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits are classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income. The adoption of FIN 48 did not have a material impact on the Company’s financial statements.

Accounts Receivable

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. There were no allowances deemed necessary by management as of December 31, 2008 and 2007.

Inventories

Inventories, which consist of items for resale and consumable stores, are stated at the lower of cost and net realizable value. Cost is determined on a first-in, first-out basis and includes all costs of purchase, costs of conversion, and other costs incurred in bringing the inventories to their present location and condition.

Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

When inventories are sold, the carrying amount of those inventories is recognized as an expense in the period in which the related revenue is recognized. The amount of any write down of inventories to net realizable value and all losses of inventories are recognized as an expense in the period the write-down or loss occurs. The amount of any reversal of any write-down of inventories is recognized as a reduction in the amount of inventories recognized as an expense in the period in which the reversal occurs.

	December 31, 2008	December 31, 2007
Raw material	$3,951	$-
Finished goods	704,649	27,458

	$708,600	$27,458

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation.  Expenditures for major additions and improvements are capitalized and minor replacements, maintenance and repairs are expensed as incurred. Whenever an asset is retired or disposed of, its cost and accumulated depreciation or amortizations are removed from the respective accounts and the resulting gain or loss is credited or charged to income.

Depreciation is computed using the straight-line and declining-balance methods over the following estimated useful lives:

Production machinery	5-10 years
Leasehold improvements	Over the lease terms
Equipment	5-10 years
Motor vehicles	5- 10 years

Expenditures for repairs and maintenance are charged to operating expense as incurred. Expenditures for additions and betterments are capitalized. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in operations.

As of December 31, 2008 and 2007 Property, Plant and Equipment consist of the following:

December 31, 2008
	Production	Office
	machinery	equipment	Total
Cost

Acquisition through subsidiaries	$112,993	$-	$112,993
Additions	-	2,382	2,382

	112,993	2,382	115,375
Depreciation
Accumulated depreciation	81,377	-	81,377
Current period depreciation expense	4,069	-	4,069

	85,446	-	85,446

Net book value December 31, 2008	$27,547	$2,382	$29,929

December 31, 2007
Production
machinery
Cost

Acquisition through subsidiaries	$47,458
Additions	-

47,458
Depreciation
Current period depreciation expense	227

227

Net book value December 31, 2007	$47,231

Fair Value of Financial Instruments

SFAS No. 107, disclosures about fair value of financial instruments, (codified in FASB ASC Financial Instruments, Topic 825) requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the identifiable assets and liabilities acquired as a result of the Company’s acquisitions of interests in its subsidiaries. Under SFAS No. 142, “Goodwill and Other Intangible Assets (“SFAS 142”)” (codified in FASB ASC Topic 350), goodwill is no longer amortized, but tested for impairment upon first adoption and annually, thereafter, or more frequently if events or changes in circumstances indicate that it might be impaired.

Intangible Assets

The Company applies criteria specified in SFAS No. 141(R), “Business Combinations” (codified in FASB ASC Topic 805) to determine whether an intangible asset should be recognized separately from goodwill. Intangible assets acquired through business acquisitions are recognized as assets separate from goodwill if they satisfy either the “contractual-legal” or “separability” criterion. Per SFAS 142, (codified in FASB ASC Topic 350), intangible assets with definite lives are amortized over their estimated useful life and reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets” (codified in FASB ASC Topic 360). Intangible assets, such as purchased technology, trademark, customer list, user base and non-compete agreements, arising from the acquisitions of subsidiaries and variable interest entities are recognized and measured at fair value upon acquisition. Intangible assets are amortized over their estimated useful lives from one to ten years. The Company reviews the amortization methods and estimated useful lives of intangible assets at least annually or when events or changes in circumstances indicate that assets may be impaired. The recoverability of an intangible asset to be held and used is evaluated by comparing the carrying amount of the intangible asset to its future net undiscounted cash flows. If the intangible asset is considered to be impaired, the impairment loss is measured as the amount by which the carrying amount of the intangible asset exceeds the fair value of the intangible asset, calculated using a discounted future cash flow analysis. The Company uses estimates and judgments in its impairment tests, and if different estimates or judgments had been utilized, the timing or the amount of the impairment charges could be different.

Effective January 1, 2002, the Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, (codified in FASB ASC Topic 360) which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations for a Disposal of a Segment of a Business (codified in FASB ASC Topic 225).” The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144 (codified in FASB ASC Topic 360). SFAS 144 (codified in FASB ASC Topic 360) requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal.

Contingencies

Certain conditions may exist as of the date the financial statements are issued which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur.  The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment.  In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements.  If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed.

Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates. Significant estimates include collectibility of accounts receivable, accounts payable, sales returns, and recoverability of long-term assets.

Basic and Diluted Earnings Per Share

Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similar to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all the potential common shares, warrants and stock options had been issued and if the additional common shares were dilutive. Diluted net earnings per share are based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Statement of Cash Flows

In accordance with SFAS No. 95, “Statement of Cash Flows” (codified in FASB ASC Topic 230), cash flows from the Company’s operations is based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, and other receivables arising from their normal business activities. The Company places their cash in what they believe to be credit-worthy financial institutions. The Company has a diversified customer base, most of which are in Asia and China. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Risks and Uncertainties

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

Recently Issued Accounting Pronouncements

On July 1, 2009, the Company adopted Accounting Standards Update (“ASU”) No. 2009-01, “Topic 105 - Generally Accepted Accounting Principles - amendments based on Statement of Financial Accounting Standards No. 168 , “The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles” (“ASU No. 2009-01”).  ASU No. 2009-01 re-defines authoritative GAAP for nongovernmental entities to be only comprised of the FASB Accounting Standards Codification™ (“Codification”) and, for SEC registrants, guidance issued by the SEC.  The Codification is a reorganization and compilation of all then-existing authoritative GAAP for nongovernmental entities, except for guidance issued by the SEC.  The Codification is amended to effect non-SEC changes to authoritative GAAP.  Adoption of ASU No. 2009-01 only changed the referencing convention of GAAP in Notes to the Consolidated Financial Statements.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”), codified as FASB ASC Topic 810-10, which modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. SFAS 167 clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. SFAS 167 requires an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity. SFAS 167 also requires additional disclosures about a company’s involvement in variable interest entities and any significant changes in risk exposure due to that involvement. SFAS 167 is effective for fiscal years beginning after November 15, 2009. The Company does not believe the adoption of SFAS 167 will have an impact on its financial condition, results of operations or cash flows.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140” (“SFAS 166”), codified as FASB Topic ASC 860, which requires entities to provide more information regarding sales of securitized financial assets and similar transactions, particularly if the entity has continuing exposure to the risks related to transferred financial assets. SFAS 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets and requires additional disclosures. SFAS 166 is effective for fiscal years beginning after November 15, 2009. The Company does not believe the adoption of SFAS 166 will have an impact on its financial condition, results of operations or cash flows.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”) codified in FASB ASC Topic 855-10-05, which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. SFAS 165 is effective for interim and annual periods ending after June 15, 2009, and accordingly, the Company adopted this pronouncement during the second quarter of 2009. SFAS 165 requires that public entities evaluate subsequent events through the date that the financial statements are issued. The Company has evaluated subsequent events through November 9, 2009.

In April 2009, the FASB issued FSP No. SFAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” which is codified in FASB ASC Topic 825-10-50. This FSP essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the FSP requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. These additional disclosures are required beginning with the quarter ending June 30, 2009. The Company does not believe the adoption of FSP No. SFAS 107-1 and APB 28-1 will have an impact on its financial condition, results of operations or cash flows.

NOTE 3 - CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash in hand and cash in demand deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.  At December 31, 2008 and 2007, the Company had approximately $91,056 and $168,473 cash in state-owned banks, respectively, of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

NOTE 4 - DEPOSITS

As of December 31, 2008 and 2007 the deposits comprised of the following:

	December 31, 2008	December 31, 2007

Investment	$475,686	$656,127
Equipment	34,222	-

	$509,908	$656,127

NOTE 5 - ACQUISITION OF SUBSIDIARIES

On October 1, 2007 pursuant to the GCBG Share Swap Agreements entered into between the Company and Greater China Beverage Group Limited (“GCBG”), a British Virgin Islands company, the Company allotted and issued an aggregate of 14,000,000 ordinary shares to GCBG in consideration of the transfer of the entire issued share capital of Panda Express China Limited and Vitality Development Holdings Limited from GCBG to the Company.

The acquisition was accounted for using the purchase method of accounting and, accordingly, GCBG’s results of operations have been included in the consolidated financial statements since the date of acquisition.

The following table presents the allocation of the acquisition cost, including professional fees and other related acquisition costs, to the assets acquired and liabilities assumed:

Cash and cash equivalents	$51,865
Other receivable	94,356
Investment	539,689
Interest in a brand name	4,834
Due from related parties	15,594
Total assets	$706,338

Accounts payable	$3,744
Due to related party	552,218
Other current liabilities	132,176
Total liabilities	$688,138

Total acquisition cost	$18,200

Cost
Total cost of investment	$2,865,381
Total Acquisition cost	(18,200)

Goodwill	$2,847,181

On January 11, 2008 the Company acquired Shanghai Run Ke Trading Co Ltd including the tangible assets, intellectual property rights and specific liabilities.  The consideration paid by the Company to the owner, Mr. Qi Zhi, was $1,329,399.  Mr. Qi has received $240,468 and 585,938 in ordinary shares.

Run Ke is a beverage distribution business located in Shanghai operating for the last 10 years.  It distributes branded beverages to a number of major hotels, restaurants and cafes in Zhabei, a residential district of Shanghai that is populated predominantly with middle-income families.

On January 1, 2008, the Company entered into an agreement with Mr. Robert Ning to form Chengdu Gao Yuan Commercial Trading Co., Ltd. by acquiring the tangible assets and intellectual property of Gao Li Yuan Co Ltd. The consideration to be paid by the Company is $1,120,059.  Mr. Ning has received $216,946 and 168,420 in ordinary shares.

Gao Li Yuan Co Ltd is a beverage distribution business located in Chengdu, the capital of Southwest China.  It distributes beverage products including branded juice, coconut drinks, yogurt and bottled water through some major retail chains in Chongqing, Chengdu and the rest of Sichuan province.

The acquisition was accounted for using the purchase method of accounting and, accordingly, results of operations have been included in the consolidated financial statements since the date of acquisition.

Cash and cash equivalents	$53,586
Accounts receivable	233,238
Other receivable	147,668
Inventory	278,183
Property, plant, and equipment	12,347
Total assets	$725,022

Accounts payable	$97,978
Income tax payable	344
Other current liabilities	283,621
Total liabilities	$381,943

Total acquisition cost	$343,079

Cost
Total cost of investment	$2,449,458
Total Acquisition cost	(343,079)

Goodwill	$2,106,379

GOODWILL AND INTANGIBLE ASSETS

Goodwill

For the purposes of testing impairment for goodwill, the directors’ allocated goodwill to the Group’s cash-generating units (CGUs) identified according to country and business segment.  As of December 31, 2008, the Group’s goodwill was allocated mainly to the food and beverage business in the People’s Republic of China.

As of December 31, 2007, the Goodwill comprised of the following:

Goodwill prior to acquisition	$570,779
On acquisition of Panda and Vitality	2,847,181
On acquisition of Runke and Chengdu	2,106,379

Book balance	$5,524,339

The recoverable amount of a CGU is determined based on value-in-use calculations. These calculations use cash flow projections based on financial budgets approved by management covering a one-year period. Key assumptions used for value-in-use calculations are as follows:

Growth rate	12%

Discount rate	10%

The directors determined growth rate based on past performance and its expectations for the market development. The growth rate does not exceed the long-term average growth rate for the business in which the CGU operates.

Intangible Assets

As of December 31, 2008 and 2007 intangible assets consist of the following interest in brand name:

	December 31, 2008	December 31, 2007

Kelso Loch (a)	$3,418	4,715
Ullmanoff (b)	180,913	249,538
Intangible assets	184,331	254,253
Accumulated amortization	-	-
Book Balance	$184,331	254,253

(a)
A brand name established by the Group and registered at the PRC Trade-mark Office on September 17, 2007, for a period of 10 years. It offers tonic and soda water, ginger ale and mixed soft drinks with different flavors.

(b)	A distribution license of vodka manufactured and bottled in Latvia for a period of 25 years with an option to renew for a further 25 years.

NOTE 6 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

As of December 31, 2008 and 2007 the accounts payable and accrued expenses comprised of the following:

	December 31, 2008	December 31, 2007

Accounts payable	$370,825	$390,200
Other payable	1,143,185	-

	$1,514,010	$390,200

NOTE 7 – LINE OF CREDIT

The Company has a line of credit with a bank in London totaling approximately $434,190 with interest from 2% plus bank sterling base rate with various due dates.  The loans are personally guaranteed by the executive chairman of the Company.  As of December 31, 2008, outstanding balance was $434,190.

The Company has a temporary overdraft line of credit with a bank in London totaling approximately $289,460 with interest from 3.5% plus bank sterling base rate due by June 30, 2009.  The loans are personally guaranteed by the executive chairman of the Company.  As of December 31, 2008, outstanding balance was $198,424.

NOTE 8 - RELATED PARTY TRANSACTIONS

The Company has receivable from shareholders in the amount of $1,199,478.  The receivables are unsecured, interest-free and there are no fixed terms for repayment.

The Company has payables to shareholders in the amount of $1,658,658.  The payables are unsecured, interest-free and there are no fixed terms for repayment.

NOTE 9 - STOCKHOLDERS’ EQUITY

The Company was incorporated with an authorized share capital 100,000,000 ordinary shares at approximately $0.02 each. On incorporation, 300,000 ordinary shares were issued and allotted for cash at par value to provide the initial capital of the Company.

On September 1, 2007, a further 600,000 ordinary shares were issued at approximately $0.02 each.

On October 1, 2007 and pursuant to the GCBG Share Swap Agreements entered into between the Company and Greater China Beverage Group Limited (“GCBG”), a British Virgin Islands company, the Company allotted and issued an aggregate of 14,000,000 ordinary shares to GCBG in consideration of the transfer of the entire issued share capital of Panda Express China Limited and Vitality Development Holdings Limited from GCBG to the Company.

On October 1, 2007 and pursuant to the GCBG Capitalization Agreement, the Company issued and allotted 10,000,000 ordinary shares to GCBG, credited as fully paid, at the issue price of approximately $0.20 each, as repayment for an aggregate of approximately $2,046,690 that GCBG has incurred or paid and/or will be incurring or paying on behalf of the Company and the Group in connection with the admission to AIM.

On October 1, 2007 and pursuant to the GCBG Subscription Agreement, GCBG subscribed for an additional 3,566,000 ordinary shares at subscription prices of approximately $0.46 to $0.51 each in consideration for the investment of approximately $1,812,242 into the Company.

On October 1, 2007, an aggregate of 1,710,000 ordinary shares were issued at subscription prices of approximately $0.46 to $0.51 each.

On October 1, 2007 and pursuant to the Ullmanoff Agreement, a related company agreed to accept the allotment and issuance of 500,000 ordinary shares at the issue price of approximately $0.46 each as settlement for the consideration of approximately $255,836 payable therein.

On January 1, 2008 the Company issued 168,420 ordinary shares at the price of approximately $0.59 each in consideration for the investment of Chengdu.

On January 11, 2008 the Company issued 585,938 ordinary shares at the price of approximately $0.58 each in consideration for the investment of Run Ke.

On May 21, 2008, the Company acquired from TBC Shanghai Ltd wine inventory totaling $287,200 for 539,000 ordinary shares.

NOTE 10– STOCK OPTIONS

The Group granted shares options with fixed exercise price to four parties prior to the Company’s admission to AIM on October 1, 2007 and November 1, 2007.

Options were valued using the Black-Scholes option-pricing model. No performance criteria were included in the fair value calculations. The fair value per option granted and the assumptions used in the calculation are as follows:

The Company adopted SFAS 123(R) on October 1, 2007 using the modified prospective method. Prior to the adoption of SFAS 123(R) the Company did not have any stock options. The Company did not record expense for stock based compensation for the year ended December 31, 2007.

Grant Date	October 1, 2007	November 1, 2007

Share price @ grant date	0	0

Exercise price	$0.61	$0.53

Shares under option	920,280	613,520

Expected volitility	10.89%	10.89%

Option life (years)	10	5

Expected life (years)	6	2.5

Risk-free rate	5.00%	5.16%

Fair value of options	$141,590	$85,634

The outstanding options as of December 31, 2008 listed as follow:

Number of Shares
Outstanding at January 1, 2008	1,533,800
Granted	-
Exercised	-
Canceled	-

Outstanding at December 31, 2008	1,533,800

Exercisable at December 31, 2008	613,520

Options outstanding at December 31, 2008 and related weighted average price and intrinsic value are as follows:

Exercise Prices	Total Options Outstanding	Weighted Average Remaining Life (Years)	Total Weighted Average Exercise Price	Options Excercisable	Weighted Average Exercise Price	Aggregate Intrinsic Value

$0.000	0	4.75	$0.000	-	$0.000	-
$0.000	0	1.25	$0.000	613,520	$0.000	-

NOTE 11 - COMMITMENTS AND CONTINGENCIES

Lease Agreements

The Company leases various office facilities under operating leases, the leases are month to month.  As of December 31, 2008 and 2007, the Company had no outstanding minimum commitments under non-cancellable operating leases in respect to land and building.

NOTE 12 - INCOME TAXES

The Government of the Cayman Islands does not, under existing legislation, impose any income, corporate of capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon the Company. The Cayman Islands are not party to any double taxation treaties.

Pursuant to the PRC Income Tax Laws, the PRC’s subsidiaries are subject to enterprise income tax (“EIT”) at a preferential rate of 2.31% to the standard 25% for the period ended December 31, 2007 on an annual approval basis. As such, the provision for EIT is calculated by the Group at the respective rates on the estimated assessable profit for the period.

The tax expense recognized in the consolidated income statement at December 31, 2008 and 2007:

	December 31, 2008	December 31, 2007

Loss before taxation	$(719,584)	$(68,094)
Total Provision for Income Tax	$116,755	$-

The table below summarizes the differences between the Company’s effective tax rates as follows:

	December 31, 2008	December 31, 2007

Foreign income tax - PRC	2.31%	2.31%
Valuation allowance	-18.53%	-2.31%

Tax expense at actual rate	-16.22%	0%

Note 13 – OTHER COMPREHENSIVE INCOME

Balances of related after-tax components comprising accumulated other comprehensive income (loss), included in stockholders’ equity, at December 31, 2008 and December 31, 2007 are as follows:

Foreign Currency Translation Adjustment
Balance at January 1, 2007	$-
Change for 2007	82,548
Balance at December 31, 2007	$82,548
Change for 2008	(302,422)
Balance at December 31, 2008	$(219,874)

NOTE 14 - SUBSEQUENT EVENTS

On September 5, 2008 the Company entered into an Implementation Agreement with Global Beverages, Inc., a publicly owned company engaged in the production of wine (“Global”).  The Implementation Agreement sets out certain matters relating to the conduct of the Offer and Merger Transaction that was agreed to by the Company and Global whereby ADSL shareholders are to receive 63,422,525 shares of Gobal’s common stock in exchange for the entire issued and outstanding share capital of ADSL, including 31,969,358 ADSL shares outstanding and approximately 1,270,964 ADSL shares to be issued.  The Offer was made to ADSL shareholders on November 26, 2008.

On January 19, 2009 the acquisition of ADSL by Global was approved by a majority of the stockholders of ADSL.  As of May 1, 2009 over 96% of the ADSL stockholders accepted the Offer.

Under Cayman Islands law, the Company has the right to force the non-accepting ADSL shareholders to accept the Offer.  Using this right, on July 1, 2009 Global completed the acquisition of ADSL.